UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statements Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant [   ]

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[X]           Definitive Proxy Statement
[   ]           Definitive Additional Materials
[   ]           Soliciting Material Pursuant to §240.14a-12

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.
(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN SAFETY INSURANCE HOLDINGS, LTD.
The Boyle Building, 2nd Floor

31 Queen Street

Hamilton HM 11, Bermuda
______________________

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held July 25, 2011
_______________________

The Annual General Meeting of Shareholders of American Safety Insurance Holdings, Ltd. will be held at The Frontenac Hotel, Quebec City, Canada on Monday, July 25, 2011, at 8:00 a.m. local time, for the following purposes:

1.	To elect three Class I Directors to the Company’s Board of Directors to serve for three year terms expiring at the 2014 Annual General Meeting of Shareholders;

2.	To approve by a non-binding vote, the Company’s executive compensation (the “Say-on-Pay Resolution”);

3.	To approve by a non-binding vote, the frequency of the Company’s Say-on-Pay Resolution;

4.
To approve the appointment of BDO USA LLP as independent registered public accountants to serve until the conclusion of the next Annual General Meeting and to authorize the Audit Committee to set their remuneration; and

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has set May 20, 2011 as the record date for the Annual General Meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the Annual General Meeting.

The Board of Directors recommends that you vote in accordance with each of its recommendations regarding the proposals listed above as described in the attached proxy statement.

Your vote is important.  Whether or not you plan to attend the Annual General Meeting, please vote by marking each proposal clearly, then signing and mailing the proxy to the Company in the accompanying envelope, which requires no postage.  your vote may not be counted if your completed proxy has not been received at the Annual General Meeting.  Your completed proxy must arrive prior to the meeting or any adjournment of the meeting.  Your proxy may be revoked by you, if you choose.  You may revoke your proxy by (i) submitting it to the secretary an hour before the vote being taken at the Annual General Meeting, (ii) submitting a proxy having a later date, or (iii) appearing at the Annual General Meeting and voting in person.

By Order of the Board of Directors

Randolph L. Hutto, Secretary

June 7, 2011

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.
_______________________

PROXY STATEMENT

Annual General Meeting of Shareholders
To Be Held July 25, 2011

PROXY SOLICITATION AND VOTING

General

This Proxy Statement is being furnished in connection with the Board of Director’s solicitation of proxies from the shareholders of American Safety Insurance Holdings, Ltd. for use at the Annual General Meeting of Shareholders.

The Company is a specialty insurance holding company that provides, through its operating subsidiaries and affiliates, customized insurance products and solutions to small and medium-sized businesses in industries that we believe are underserved by the standard insurance market. For twenty years, we have developed specialized insurance coverages and alternative risk transfer products not generally available to our customers in the standard insurance market because of the unique characteristics of the risks involved and the associated needs of the insureds.  We specialize in underwriting these products for insureds with environmental risks and construction risks, as well as in developing programs for other specialty classes of risk.  Unless otherwise indicated by the context, the term “Company” or “American Safety” shall refer to American Safety Insurance Holdings, Ltd. and its subsidiaries.

The enclosed proxy is for use at the Annual General Meeting if a shareholder is unable to attend the Annual General Meeting in person or wishes to have his or her shares voted by proxy, even if he or she attends the Annual General Meeting.  The person giving a proxy may revoke it by (i) providing notice to the Secretary of the Company at least an hour before the vote being taken, (ii) submitting a proxy having a later date, or (iii) appearing at the Annual General Meeting and voting in person.  All shares represented by valid proxies received pursuant to this solicitation, and not revoked before their exercise, will be voted in the manner specified therein.  If a shareholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, his or her shares will be voted in accordance with the recommendations of the board of directors as to such items.  The proxy card gives authority to the proxy holders to vote shares in their discretion on any other matter properly presented at the Annual General Meeting.

This Proxy Statement and the enclosed proxy card are first being mailed to the Company’s shareholders on or about June 7, 2011.

Record Date and Outstanding Shares

The Board of Directors has set May 20, 2011 as the record date for the Annual General Meeting.  Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual General Meeting.  As of the record date, there were 10,490,452 common shares of the Company issued and outstanding.

Quorum and Voting Rights

A quorum for the transaction of business at the Annual General Meeting consists of the holders of at least one-third of the outstanding common shares of the Company entitled to vote at the Annual General Meeting present in person or represented by proxy.  Each holder of common shares of the Company is entitled to one vote per share on each matter to come before the Annual General Meeting, other than a holder subject to the 9.5% voting limitation as set forth in the Company’s Bye-Laws.  The Company does not have cumulative voting.

Proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal are so-called “broker non-votes.”  Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares.  If brokers do not receive specific instructions, brokers may, in some cases, vote the shares in their discretion.  However, the New York Stock Exchange precludes brokers from exercising voting discretion on “non-routine” matters and on the election of directors without specific instructions from the beneficial owner.  Proposals 1, 2 and 3 are not considered “routine” matters as to which brokers may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to those matters.  As a result, if you hold your shares in street name and do not provide your broker with voting instructions, your shares will not be voted at the Annual General Meeting with respect to the election of directors, the Company’s Say-on-Pay proposal or the proposal relating to the frequency of the Company’s Say-on-Pay vote.  The ratification of BDO USA LLP as our independent registered public accounting firm is considered a “routine matter,” and, therefore, brokers will have the discretion to vote on this matter even if they do not receive voting instructions from the beneficial owner of the shares.

With respect to Proposal 1 regarding the election of directors, assuming a quorum, the candidates receiving a majority of the votes cast by the Record Holders of the common stock will be elected directors.  Abstentions and “broker non-votes” will have no effect on the outcome.

With respect to Proposal 2 regarding approval of the Say-on-Pay Resolution, approval of this proposal requires that a quorum be present and that the number of votes cast “for” the proposal exceeds the votes cast “against” it.  The Company’s Say-on-Pay vote is advisory in nature and the ultimate outcome of the vote is non-binding on the Company.  Abstentions and broker non-votes will have no effect on the outcome.

With respect to Proposal 3 regarding the frequency of the Company’s Say-on-Pay vote, assuming a quorum, the frequency option that receives the greatest number of votes cast by the Record Holders of the common stock will be deemed to be the option approved by the shareholders regardless of whether such option receives a majority of the votes cast.  The vote on the frequency of the Company’s Say-on-Pay vote is advisory in nature and the ultimate outcome of the vote is non-binding on the Company. Abstentions and “broker non-votes” will have no effect on the outcome.

With respect to Proposal 4 regarding approval of the 2011 independent registered public accounting firm, ratification of this appointment requires that a quorum be present and that the number of votes cast “for” the proposal exceeds the votes cast “against” it.  Abstentions and broker non-votes will have no effect on the outcome.

Solicitation of Proxies

In addition to this solicitation by mail, the officers and employees of the Company, without additional compensation, may solicit proxies in favor of the Proposals, if deemed appropriate, by personal contact, letter, telephone or other means of communication.  Brokers, nominees and other custodians and fiduciaries will be requested to forward proxy solicitation material to the beneficial owners of the common shares of the Company where appropriate, and the Company will reimburse them for their reasonable expenses incurred in connection with such transmittals.  The costs of solicitation of proxies for the Annual General Meeting will be borne by the Company.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to Be Held on July 25, 2011.

In accordance with rules adopted by the United Stated Securities and Exchange Commission (“SEC”), the Company also is making this Proxy Statement and its Annual Report available to stockholders electronically via the Internet. To access this Proxy Statement and the Company’s Annual Report on Form 10-K on the Internet please visit www.asih.bm.

ELECTION OF DIRECTORS
(Proposal 1)

General

The members of the Board of Directors of the Company are elected by the shareholders. The Company’s Bye-laws provide that the Board shall be made up of no more than fifteen directors, the specific number of which shall be determined from time to time by the shareholders of the Company.  The shareholders have determined by resolution that the number of directorships shall not be more than nine and our Board of Directors currently consists of eight Directors. The directorships of the Company are divided into three classes, with the members of each class serving three year terms, and the shareholders of the Company electing one class annually.  Proxies cannot be voted for a greater number of persons than the number of the nominees named.

The Board of Directors has nominated David V. Brueggen, Stephen R. Crim and Lawrence I. Geneen for re-election as Class I Directors of the Company to hold office and serve three year terms which will expire in 2014 at the Annual General Meeting.  Each of the three nominees is presently a director of the Company. The terms of the other directors of the Company who are not up for election will continue as set forth below. Each nominee has agreed to his nomination and to serve as a director, if elected.  Unless authority is withheld by the shareholder, it is the intention of persons named by the Company as proxies on its proxy card to vote for the nominees listed.  If for any reason any nominee should become unable or unwilling to accept nomination or election, persons voting the proxies will vote for the election of another nominee designated by the Board of Directors. Management of the Company has no reason to believe that any nominee will not serve, if elected.

Set forth below is information about each nominee for election as a director and each incumbent director whose term of office expires at the 2012 or 2013 Annual General Meeting, as the case may be.  The ages indicated below are current as of the date hereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 1 TO RE-ELECT DAVID V. BRUEGGEN, STEPHEN R. CRIM AND LAWRENCE I. GENEEN AS CLASS I DIRECTORS.

 NOMINEES FOR ELECTION AS CLASS I DIRECTORS, WHOSE TERMS, IF ELECTED, WILL EXPIRE IN 2014.

David V. Brueggen, age 64, has served as a director of the Company since 1986 and as Chairman of the Board of Directors since June 2007.  Mr. Brueggen was the senior vice president of finance of Anson Industries, Inc. in Melrose Park, Illinois, which is engaged in drywall, acoustical and foam insulation contracting, prior to his retirement at December 31, 2007.  Mr. Brueggen was employed by Anson Industries, Inc. since 1982.  Previously, he was an audit manager with an international public accounting firm for 10 years.  Mr. Brueggen is a certified public accountant.

Stephen R. Crim, age 47, has served as a director of the Company since 2002.  Mr. Crim became President and Chief Executive Officer of the Company in 2003 and became President of the Company’s insurance and reinsurance operations in 2002.  Prior to becoming President and Chief Executive Officer, Mr. Crim was responsible for all of the Company’s underwriting functions since joining the Company in 1990. Previously, Mr. Crim was employed in the underwriting departments of Aetna Casualty and Surety Co. and The Hartford Insurance Co. between 1986 and 1990.

Lawrence I. Geneen, age 67, has served as a director of the Company since 2003.  He is president and owner of an insurance risk management and strategic consulting firm in Scarsdale, New York.  From 1999 to 2001, he was executive vice president and chief operating officer of American Management Association in New York, New York, which is engaged in management training and publishing. From 1997 to 1999, Mr. Geneen was a managing director of Marsh & McLennan, Inc. in New York, where he was responsible for global sales and client management leadership in its insurance brokerage business.  From 1992 to 1997 he was a managing principal and shareholder of Johnson and Higgins, and from 1974 to 1992 he was employed in a number of executive sales positions and management positions in its insurance brokerage business.

CONTINUING CLASS II DIRECTORS WHOSE TERMS WILL EXPIRE IN 2012

Cody W. Birdwell, age 58, has served as a director of the Company since 1986.  Mr. Birdwell has been president of Houston Sunbelt Communities, L.C. in Houston, Texas, which is engaged in subdivision and mobile home community development and sales, since 1993.

Steven L. Groot, age 61, has served as a director of the Company since 2006.  Mr. Groot served in various positions at Allstate Insurance Company in Northbrook, Illinois from 1970 until his retirement in 2002, most recently as President of Direct Distribution and e-Commerce and as a member of its board of directors.

CONTINUING CLASS III DIRECTORS WHOSE TERMS WILL EXPIRE IN 2013

Harris R. Chorney, age 59, has been a director of the Company since January 2009. Mr. Chorney is the founding principal of Holder & Wilcox, LLC, a retained executive search firm focusing on the human capital needs of the insurance industry founded in 2001.  From 2000 to 2001, Mr. Chorney served as a managing director at KPMG Consulting and from 1983 to 2000 was Assurance Partner at KPMG LLP, serving as partner in charge of KPMG’s U.S. insurance practice.  Mr. Chorney was also a member of KPMG’s International Insurance and U.S. Financial Services Leadership Committees from 1993 to 2000.

Thomas W. Mueller, age 56, has served as a director of the Company since 1986.  Mr. Mueller has been vice president of Cardinal Industrial Insulation Co., Inc. in Louisville, Kentucky, which is engaged in industrial insulation and asbestos and sound abatement, since 1975.  Mr. Mueller also serves as a board member for Actors Theatre of Louisville.

ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION
 (Proposal 2)

Recently enacted federal legislation (Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) requires that we include in our proxy statement an advisory vote on our executive compensation as described in this proxy statement.  We are asking our shareholders to provide advisory approval of the compensation of our named executive officers as disclosed in the Executive Compensation section and the accompanying tables contained in this proxy statement.

As we describe in detail in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement, we have designed our executive compensation programs to drive our long-term success and increase shareholder value. We utilize our executive compensation programs to provide compensation that will (i) attract and retain our named executive officers, (ii) encourage our named executive officers to perform at their highest levels by directly linking a material portion of their total compensation with key Company financial and operational performance objectives, and (iii) directly align our executive compensation with shareholders’ interests through the grants of equity-based incentive awards

Our Compensation Committee has overseen the development and implementation of our executive compensation programs using these core compensation principles as a guide. Our Compensation Committee also routinely reviews, evaluates and updates our executive compensation programs as needed to ensure that we continue to provide competitive compensation that motivates our named executive officers to perform at their highest levels while simultaneously increasing long-term shareholder value.

This vote, commonly referred to as “Say-on-Pay,” gives you as a shareholder the opportunity to approve or not approve the compensation of our named executive officers that is disclosed in this proxy statement by voting for or against the following resolution (or by abstaining with respect to the resolution):

RESOLVED, that the shareholders of American Safety Insurance Holdings, Ltd. approve, on an advisory basis, the compensation of the executive officers named in this proxy statement as described under “Executive Compensation,” including the Compensation Discussion and Analysis and related tabular and narrative disclosure, contained in this Proxy Statement.

Because your vote is advisory, it will not be binding on either the Board of Directors or the Company. However, our Compensation Committee will take into account the outcome of the shareholder vote on this proposal when considering future executive compensation decisions and arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2 TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION.

ADVISORY (NON-BONDING) VOTE TO DETERMINE THE FREQUENCY OF SAY-ON-PAY VOTES
(Proposal 3)

Section 14A of Exchange Act also requires that we include in our proxy statement a separate non-binding, advisory vote as to whether the Say-on-Pay vote should occur every one, two or three years.  You have the option of selecting any one of the three options or abstaining from voting.  Accordingly, the following resolution is submitted for an advisory shareholder vote at the annual meeting:

RESOLVED, that the option set forth below that receives the greatest number of votes cast by the shareholders of American Safety Insurance Holdings, Ltd. shall be the preference of the Company’s shareholders for the frequency of an advisory vote on the compensation of the Company’s named executive officers:

•	every year;

•	every two years; or

•	every three years.

The Board has determined that an annual Say-on-Pay vote is the best approach for the Company because it provides for the most frequent input from shareholders on the Company’s compensation philosophy, policies and practices.

The option receiving the greatest number of votes (every one, two or three years) will be considered the frequency approved by shareholders. Although this vote is non-binding, the Board expects to hold future Say-on-Pay votes consistent with the results of this vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS SELECT “ONE YEAR” ON PROPOSAL 3 RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION.

APPOINTMENT OF AUDITORS AND AUTHORIZATIONOF THE AUDIT COMMITTEE TO SET THEIR REMUNERATION
(Proposal 4)

In accordance with Section 89 of the Bermuda Companies Act, the shareholders of the Company have the authority to appoint the Company’s independent registered public accountants (auditors) and to authorize the Audit Committee to set the auditors remuneration.  The Audit Committee and the Board of Directors request that the shareholders of the Company approve the appointment of BDO USA LLP as the Company’s auditors to serve until the conclusion of the next Annual General Meeting and authorize the Audit Committee to set their remuneration.

BDO USA LLP has served as the Company’s independent auditors since July 26, 2004. A representative of BDO USA LLP is expected to attend the Annual General Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 4 TO APPROVE THE APPOINTMENT OF BDO USA LLP AS THE COMPANY’S AUDITORS TO SERVE UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING AND TO AUTHORIZE THE AUDIT COMMITTEE TO SET THEIR REMUNERATION.

Independent Registered Public Accounting Firm Fees

The following represents the fees billed to the Company for the two most recent fiscal years by BDO USA LLP, the Company’s independent registered public accountant for 2009 and 2010:

	2010	2009
	(in thousands)	(in thousands)
Audit Fees (1)	$542	$437
Audit-Related Fees (1)	15	17
Tax Fees	--	--
All Other Fees	--	--
Total	$557	$454

(1)
Includes fees for professional services rendered for the audit of the Company’s annual financial statements, review of quarterly financial statements, statutory audits and an audit of internal controls over financial reporting as required by Section 404 of the Sarbanes Oxley Act and, in 2010, includes fees related to BDO’s review of the Company’s registration statement on Form S-3 along with BDO’s review of the Company’s responses to SEC comment letters received in connection with the Company’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the period ended June 30, 2010.

The Audit Committee of the Company’s Board of Directors considered the provision of non-audit services by BDO USA LLP and determined that the provision of such services was consistent with maintaining the independence of such independent registered principal public accounting firm.  The audit committee pre-approves all audit and non-audit services provided by BDO USA LLP.

CORPORATE GOVERNANCE

Meetings and Committees of the Board of Directors

The Board of Directors of the Company had four meetings during 2010.  All directors attended at least 75% of the meetings of the Board of Directors and the committees thereof on which they served during 2010.

Independence

The New York Stock Exchange listing standards require listed companies to have a board of directors with at least a majority of independent directors.  The Board of Directors has affirmatively determined that each current director, including each nominee for reelection, with the exception of Mr. Crim (who is currently employed by the Company as its CEO), qualifies as an independent director.  In determining each director’s independence, the Board of Directors did consider that Messrs. Brueggen, Mueller and Birdwell are directors of American Safety Risk Retention Group, Inc.  The Company has no ownership interest in this entity but it is consolidated with the Company for accounting purposes. As a result, the Risk Retention Group is considered an affiliate of the Company rather than a subsidiary of the Company.  The Board of Directors has determined that this relationship does not prevent these directors from being independent within the applicable rules of the New York Stock Exchange and the Securities Exchange Commission (“SEC”).

Committees of the Board of Directors

The Board of Directors has established four standing committees:  the audit committee, the compensation committee, the finance committee and the nominating and corporate governance committee.

The Board of Directors has established an audit committee composed of independent directors which reviews the scope of the Company’s audit, pre-approves the services and fees of its independent accounting firm, recommends to the shareholders the engagement of the independent registered public accounting firm, and reviews such firm’s reports.  The audit committee operates pursuant to a written charter, a copy of which is available on our website, www.asih.bm in the “Committee Charting” subsection, under “Corporate Overview” in the “Investor Relations” section. The current members of the audit committee are Messrs. Brueggen, Chorney (chairman) and Groot.  The Board of Directors has determined that each member of the audit committee is financially literate.  The Board of Directors has also determined that each of Mr. Brueggen and Mr. Chorney is qualified as an “audit committee financial expert” within the meaning of the SEC regulations, and therefore, meets the requirement under the New York Stock Exchange listing standards that at least one member of the audit committee have accounting or related financial management expertise.  The Company’s independent registered public accounting firm reports directly to the audit committee, which controls their engagement.  The audit committee pre-approves the provision of all audit and non-audit related services by the Company’s independent registered public accounting firm and meets with management and the accounting firm at each audit committee meeting in separate executive sessions, if deemed necessary, to review the Company’s financial statements and significant findings based on the auditor’s review processes.  The audit committee has also established a procedure for the confidential and anonymous reporting of concerns regarding questionable accounting or auditing matters.  The audit committee is responsible for reviewing the financial reports and other financial information provided by the Company to any governmental or other regulatory body and monitoring any public distribution or other uses thereof, reviewing the annual independent audit of the Company's financial statements, reviewing the Company's systems of internal accounting and financial controls and reviewing and monitoring the internal audit process and internal audit results. However, the audit committee is not responsible for planning or conducting the audit or for determining whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Nor is the audit committee responsible for ensuring that the Company complies with all laws and regulations and its Code of Business Conduct and Ethics. The audit committee held five meetings during 2010.

The compensation committee is currently composed of Messrs. Geneen (Chairman) and Mueller.  The Committee operates pursuant to a written charter, which is available on our website, www.asih.bm in the “Committee Charting” subsection, under “Corporate Overview” in the “Investor Relations” section.  The charter is reviewed annually by the Committee. The Board of Directors has determined that the members of the Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code) and “independent directors” (within the standards set forth by the New York Stock Exchange).  In addition, no Committee member is a current or former employee of the Company or any of its subsidiaries.  Generally, the Committee is responsible for recommending to the Board of Directors matters regarding executive compensation.  The compensation committee held four meetings during 2010.

The finance committee is composed of independent directors and is responsible for recommending portfolio allocations to the Board of Directors, approving the Company’s guidelines that provide standards to ensure portfolio liquidity and safety, approving investment managers and custodians for portfolio assets, and considering other matters regarding the financial affairs of the Company.  The committee operates pursuant to a written charter, which is available on our website, www.asih.bm in the “Committee Charting” subsection, under “Corporate Overview” in the “Investor Relations” section.  The current members of the finance committee are Messrs. Birdwell and Groot.  The finance committee held four meetings during 2010.

The nominating and corporate governance committee is composed of independent directors. The Committee has as its purposes identifying individuals qualified to become members of the Board of Directors and recommending to the Board of Directors candidates for election or reelection as directors; monitoring and recommending corporate governance and other Board of Directors practices; and overseeing performance reviews of the Board of Directors, its committees and the individual members of the Board of Directors.  The Committee operates pursuant to a written charter, which is available on our website, www.asih.bm in the “Committee Charting” subsection, under “Corporate Overview” in the “Investor Relations” section.  The current members of the nominating and corporate governance committee are Messrs. Birdwell (chairman), Geneen and Mueller.  The nominating and corporate governance committee held four meetings in 2010.

Shareholders may obtain a printed copy of any of the committee charters referenced above, without charge, upon written request to the Secretary of the Company, 31 Queen Street, Hamilton HM 11, Bermuda.

Executive Sessions

The independent directors generally meet in executive sessions, at which only independent directors are present at meetings of the Board of Directors and as needed.  Mr. Brueggen presides over the executive sessions of the Board of Directors.

Board of Directors Attendance at Annual General Meeting

It is the policy of the Company and the Board of Directors that all directors attend the Annual General Meeting and be available for questions from shareholders, except in the case of unavoidable conflicts.  All of the Company’s directors attended the 2010 Annual General Meeting of Shareholders (Mr. Birdwell attended via telephone).

Shareholder Communications to the Board of Directors

Shareholders and other parties interested in communicating directly with the Company’s Board of Directors or any individual may contact them by writing c/o the Secretary of the Company, 31 Queen Street, Hamilton HM 11, Bermuda.  The Secretary will receive the correspondence and forward it to the individual director or directors to whom the correspondence is directed or the chairman of the nominating and corporate governance committee.  The Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business or similarly inappropriate.

Consideration of Director Nominees

The nominating and corporate governance committee has been delegated the task of seeking qualified candidates for directors and evaluating and recommending for subsequent ratification by the Board of Directors for nomination candidates for election or reelection as directors.

With respect to the committee’s evaluation of director nominee candidates, the committee has no formal requirements or minimum standards for the individuals that it nominates.  The committee evaluates each candidate for nomination to election to the Board of Directors based on certain minimum requisite qualifications set forth by the Board of Directors.  Some factors that the committee generally views as relevant and is likely to consider in its evaluation of candidates include, but are not limited to:

▪	Career experience, particularly experience germane to the Company’s business;

▪	Personal and professional ethics;

▪	Expertise that may serve the Company and complement the expertise of other Board of Directors members;

▪	Ability to devote significant time and effort to Board of Directors and Board of Directors committee responsibilities;

▪	Whether the candidate is independent; and

▪	Whether a candidate is financially literate or an “audit committee financial expert” (as defined by the SEC).

The committee does not assign a particular weight to these individual factors.  Rather, the committee looks for a mix of factors, when considered in combination with the expertise and credentials of the other candidates and the existing Board of Directors that will provide shareholders with an experienced and diverse Board of Directors.

With respect to the identification of nominee candidates, the committee does not have a formalized process.  Instead, its members and the senior management of the Company generally recommend candidates of whom they are aware personally or by reputation.  The Company historically has not utilized a recruiting firm to assist in the process, but may do so in the future.

The nominating and corporate governance committee welcomes recommendations from shareholders.  The nominating and corporate governance committee evaluates a candidate for director recommended by a shareholder in the same manner that the committee evaluates a candidate recommended by other means.  In order to make a recommendation, the nominating and corporate governance committee asks that a shareholder send the nominating and corporate governance committee:

▪	A resume for the candidate, detailing the candidate’s work experience and credentials;

▪
A written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) is, or is not, “independent” as that term is defined in the charter of the nominating and corporate governance committee, and (4) has no plans to change or influence the control of the Company;

▪
The name of the recommending shareholder as it appears in the Company’s books, the number of shares that are owned by that shareholder and written confirmation that the shareholder consents to the disclosure of his or her name. (If the recommending person is not a shareholder of record, he or she should provide proof of share ownership);

▪	Personal and professional references, including contact information; and

▪
Any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”).

This information should be sent to the nominating and corporate governance committee, c/o Secretary, American Safety Insurance Holdings, Ltd., 31 Queen Street, Hamilton HM 11, Bermuda, who will forward the information to the chairman of the committee.  In order to be included in the Company’s proxy materials for presentation at the 2012 Annual General Meeting of Shareholders, the Secretary must receive this information by February 2, 2012.

In addition to the procedures described above for recommending prospective nominees, shareholders may directly nominate directors for consideration at the Annual General Meeting of Shareholders.

Director Compensation

DIRECTORS COMPENSATION TABLE

	Fees
	Earned
	or
	Paid In	Stock	All Other
	Cash	Awards	Compensation	Total
Name	($) (1)	($) (2)	($)	($)
Cody W. Birdwell	32,500	40,000	5,968	78,468

David V. Brueggen	46,250	40,000	6,872	93,122

Harris R. Chorney	40,000	40,000	11,126	91,126

Stephen R. Crim (3)	-	-	-	-

Lawrence I. Geneen	32,500	40,000	5,627	78,127

Steven L. Groot	32,500	40,000	11,623	84,123

Marilyn V. Hirsch (4)	28,750	40,000	14,237	82,987

Thomas W. Mueller	25,000	40,000	21,413	86,413

(1)  These amounts represent all fees earned for service as a director during 2010.  The non-employee directors received the following compensation for their services as a director.  The directors’ compensation is subject to change from time to time.
•
Annual Retainer Fee – Each non-employee director is paid in the form of common shares of the Company having a fair market value of $40,000 (or a pro rata portion thereof for less than a full year’s service) on the date of issuance.

•
Retainer Fees for Committee Chairs – The annual cash retainer for (i) the Chairman of the Board is $15,000; (ii) the Audit Committee Chairman is $15,000; and (iii) the Chairman of any committee, other than the Audit Committee, is $7,500. In addition, members of the Audit Committee other than the Chairman receive an annual cash retainer of $5,000 for their service on the Audit Committee.

•
Travel Compensation – Each non-employee director receives travel compensation of $1,000 for their travel time to any Board meeting requested by the Company attended in person.  Travel Compensation is not paid for attendance at a meeting not requiring travel.

•
Expense Reimbursement – The directors are reimbursed for their expenses incurred in connection with travel to any Board and/or Committee meeting, including airfare, lodging and meals and incidentals.  Directors are also reimbursed for fees and costs associated with board education or professional development.

(2)  “Stock Awards” dollar amount is calculated by using fair market value of the awards on July 26, 2010.  The aggregate number of common shares issued was 16,975.
(3)       Mr. Crim is the Chief Executive Officer of the Company and receives no additional compensation as a director of the Company.
(4)       Ms. Hirsch resigned from the Board effective as of May 11, 2011 due to potential conflicts of interest as a result of her accepting a position with another insurance company.

Code of Business Conduct and Ethics

The Board of Directors has approved a Code of Business Conduct and Ethics in accordance with rules of the SEC and the New York Stock Exchange listing standards applicable to all directors, officers and employees, including the principal executive officers, principal financial officers, principal and senior accounting officers or controller, or persons performing similar functions. The Code of Business Conduct and Ethics is intended to provide guidance to directors and management to assure compliance with law and promote ethical behavior. The Company’s Code of Business Conduct and Ethics is available on our website, www.asih.bm in the “Governance Documents” subsection, under “Corporate Overview” in the “Investor Relations” section.  Shareholders may request a printed copy of the Code of Business Conduct and Ethics, free of charge, upon written request to the Secretary of the Company, 31 Queen Street, Hamilton HM 11 Bermuda.

Corporate Governance Guidelines

The Company is committed to having sound corporate governance practices, and the Board of Directors has adopted Corporate Governance Guidelines that provide a framework for the governance of the Company.  The Board of Directors reviews these guidelines periodically and monitors developments in the area of corporate governance.  Our Corporate Governance Guidelines are available on our website, www.asih.bm in the “Governance Documents” subsection, under “Corporate Overview” in the “Investor Relations” section.  Shareholders may request a printed copy without charge upon written request to the Secretary of the Company, 31 Queen Street, Hamilton HM 11 Bermuda.

Diversity

The Board firmly believes that it is necessary, in order for the Board to function appropriately, for each of its members to possess a number of qualities and skills.  The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) seeks candidates for the Board who have a broad diversity of experience, profession, skill, education and background.  The Board believes that the backgrounds and experiences of the members of the Board, considered as a group, should provide a significant composite mix of experience, particularly management experience, knowledge, industry expertise and abilities in order for the Board to best fill its responsibilities.  The Nominating Committee also considers the evolving needs of the Board for particular expertise and searches for candidates to fill any current or anticipated future particular expertise or experience needs of the Board.  In addition, the Nominating Committee considers areas of judgment, background, stature, potential conflicts of interest, integrity, ethics, and commitment to maximizing shareholder value, as well as focusing on areas of diversity such as gender, race, national origin, education and differences in viewpoints and skills.  The Nominating Committee does not have a formal policy with respect to diversity but believes strongly that the Board members must represent diverse points of view. Potential nominees are not discriminated against on the basis of race, gender, national origin, sexual orientation, disability or any other basis proscribed by law.  In the context of nomination of members of the Board for re-election, the individual’s performance as a Board member and contributions to the Board are also considered.
Director Qualifications

The Board of Directors is responsible for oversight of the Company’s business, subject to the Board’s fiduciary duties to the Company’s stockholders.  Discharging this responsibility requires that the Board consist of skilled individuals with varied backgrounds, qualities and experience.  The Board believes that there are both basic qualifications for service on the Board that apply to all Directors and special qualifications that need to be represented on the Board but need not be possessed by each of the members.  The Board and the Nominating Committee consider the qualifications of members of the Board and nominees for Board positions individually and in light of the composition of the Board and perceived needs of the Company.

In assessing Board members and candidates for the Board, the Nominating Committee considers, among other attributes, the person’s judgment, integrity, experience, background, industry knowledge and ability and commitment to devote the time necessary in order to fulfill his or her Board responsibilities.  As noted above in Diversity, the Nominating Committee does not have a specific diversity policy but believes that a variety of points of view is beneficial to the proper functioning of the Board and the satisfaction of its responsibilities.  Because the Company is a specialized excess and surplus insurance carrier and reinsurer, the Board believes that it is particularly important that specific industry experience in the insurance, construction and environmental industries be represented on the Board.  In addition, both general and industry specific finance and accounting expertise is critical.  Finally, the Board feels that industry specific capital markets experience is an important component in the composition of the Board.

Below is a chart that summarizes the specific qualifications of each non-employee member of the Board of Directors, including the nominees for election at the 2011 Annual Meeting of Stockholders.  An “X” in the chart indicates that person’s specific qualification or expertise upon which his or her Board service is based.  The fact that a particular qualification is not marked does not mean that the person does not have that particular qualification or skill, just that the particular qualification or skill is not the area for which the Board relies on that person.

	Cody W. Birdwell	David V. Brueggen1	Harris R. Chorney	Lawrence I. Geneen1	Steven L. Groot	Marilyn V. Hirsch2	Thomas W. Mueller
Industry specific accounting and finance expertise		X	X		X	X
Audit Committee financial expert		X	X
Extensive knowledge of the insurance industry				X	X	X
Extensive construction and environmental knowledge and experience	X	X					X
Broad general business experience	X	X		X			X

1 Candidate for reelection at 2011 Annual Meeting of Stockholders
2 Ms. Hirsch resigned from the Board effective as of May 11, 2011 due to potential conflicts of interest as a result of her accepting a position with another insurance company.

Board Leadership Structure

The Company has separated the roles of Chief Executive Officer and Chairman of the Board in recognition of the distinct differences between the two functions.  The Chief Executive Officer is responsible for setting the strategic direction of the Company, acting as the face of the Company to the investment community, and for the day to day leadership and performance of the Company.  In contrast, the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the Board and the shareholders.  Mr. Brueggen, the Chairman of the Board, is not an employee of the Company and is ‘independent” so the Board has not appointed a “lead” or “presiding” director.

Board’s Role in Risk Oversight

The Board takes an active role, both as a whole and at the committee level, in overseeing management of the Company’s risks.  The Board or appropriate committee of the Board receives regular reports from members of senior management on areas of material risk to the Company, including, without limitation, operational, financial, legal and regulatory, strategic, credit, liquidity, investment and reputational risks.  The Compensation Committee is responsible for overseeing management of risks associated with the Company’s compensation plans and arrangements.  The Audit Committee is responsible for oversight of financial risk management while the Finance Committee oversees management of investment risks.  The Nominating and Corporate Governance Committee oversees management of risks related to director independence, conflicts of interest and corporate governance.  The Board as a whole is responsible for oversight of the Company’s enterprise risk management program and, while Committees are primarily responsible for overseeing the management of certain risks, the entire Board is regularly informed about such risk oversight through Committee reports.

Executive Officers

The following summarizes the business experience over the last five years of the Company’s executive officers, other than Mr. Crim, whose business experience is described above under ‘DIRECTORS’.

Guy Cloutier, age 59, has served as Senior Vice President & Chief Actuary of the Company’s Bermuda reinsurance subsidiary, American Safety Reinsurance, Ltd., since 2007.  Prior to joining American Safety Reinsurance, Ltd., Mr. Cloutier was the President and Sole Owner of Ordinance Holdings, Ltd., a Bermuda-based company engaged in actuarial consulting and reinsurance brokerage, formed in 2003.

Mark Haushill, age 49, has served as Chief Financial Officer and Treasurer since September 2009.  Prior to joining ASI, he served as Senior Vice President and Chief Financial Officer at Argo Group International from December 2000 to September 2009. Prior to Argo Group, Mr. Haushill served in the management of the Treasury Operations both at USAA and Titan Holdings, Inc. and in the audit practice at KPMG. Mr. Haushill has over 23 years of experience in property and casualty insurance. Mr. Haushill holds a certified public accountant certificate.

Randolph L. Hutto, age 62, has served as General Counsel and Secretary of the Company since September 2006.  Prior to joining the Company, Mr. Hutto served as Executive Vice President, General Counsel and Secretary of NDC Health Corporation, a New York Stock Exchange-listed health care claims processing and information management company, from April 2004 to January 2006, and as Executive Vice President and Chief Financial Officer from November 2000 to April 2004.

Joseph D. Scollo, Jr., age 47, has served as Executive Vice President and Chief Operating Officer of the Company since January 2006.  Mr. Scollo served as Executive Vice President of the Company since January 2003 and served as Senior Vice President - Operations from 1998 until January 2003. Previously, Mr. Scollo served as Senior Vice President - Operations of United Coastal Insurance Company in New Britain, Connecticut since 1989.  Mr. Scollo has over 18 years of experience in the insurance industry.  Mr. Scollo holds a certified public accountant certificate.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee. As described above, in “Committees of the Board of Directors,” the Company has a Compensation Committee (the “Committee”) that currently consists of Messrs. Geneen (Chairman) and Mueller.  The Committee operates pursuant to a written charter reviewed annually by the Committee and that is available on our website, www.asih.bm.  The Board of Directors has determined that the members of the Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code) and “independent directors” (within the standards set forth by the New York Stock Exchange).  In addition, no Committee member is a current or former employee of the Company or any of its subsidiaries.  Generally, the Committee is responsible for reviewing and recommending to the Board of Directors matters regarding executive compensation.  The Committee generally meets quarterly, and on an as-needed basis.

General Philosophy. We compensate our senior management through a combination of base salary, bonus and equity compensation that we design to be competitive with comparable employers and to align our management’s incentives with the long-term interests of our shareholders.  The purpose of our compensation program generally is to develop and implement a fair, consistent and competitive program, which will attract, motivate and retain highly qualified talent.  The Committee views the compensation program as a management tool that, through the setting of goals and objectives, encourages management to achieve or exceed the Company’s business objectives. In making compensation decisions, we establish target overall cash compensation and then allocate that compensation between base salary and bonus.  We then determine what level, if any, of equity compensation is appropriate.  At the senior management level, we design incentive compensation as an aid to retention of key employees and to reward company-wide performance by tying awards to the achievement of goals and objectives that relate to (i) our performance in such areas as growth and return on equity, (ii) individual performance and (iii) business unit performance, as discussed below under “- Annual Cash Bonuses” and “- Equity Compensation.”  The compensation for each of our named executive officers (“NEOs”) consists of a base salary, an annual bonus, restricted stock awards and other benefits and perquisites.  Our NEOs are Stephen R. Crim, Joseph D. Scollo, Jr., Mark W. Haushill, Randolph L. Hutto and Guy Cloutier.

Our management incentive plans are designed to be self-funding and provide participant target incentive awards that increase or decrease based on individual and Company performance results.  Incentive compensation will become a larger portion of an executive’s total direct compensation as he or she assumes significant responsibilities and has a significant impact on the financial or operational success of the Company.

Committee Process.  The Committee designs, evaluates and approves our executive compensation plans, policies and programs.  The Committee annually reviews and evaluates the goals and objectives relevant to the compensation of our NEOs and annually evaluates the performance of our Chief Executive Officer in light of those goals and objectives.  In addition, the Committee reviews and approves compensation levels and compensation awards for our other NEOs recommended by the Chief Executive Officer, who reviews individual and corporate performance for the other NEOs and makes recommendations to the Committee. These recommendations are generally approved.  In all cases, however, the Committee is an active participant in establishing the goals for bonuses.

The Committee also administers our equity-based compensation plan, although it has delegated to our Chief Executive Officer the authority to make limited awards to newly-hired executives and other key employees as necessary or appropriate to attract and retain highly qualified individuals to the Company.  The Committee is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties.  The Committee reports regularly to the Board of Directors on matters relating to the Committee’s responsibilities, and it is common for all of our non-employee directors to attend Committee meetings.  The Committee follows regulatory and legislative developments and considers corporate governance best practices in performing its duties.

Targeted Overall Compensation for 2010. The goal of our compensation programs is to fairly compensate our executives in a manner to be competitive with comparable employers and to align our executives’ incentives with the short term operational and financial success of the Company and the long-term interests of our stockholders.  Our compensation programs are designed to support management’s goal of hiring, retaining and rewarding qualified executives who embrace the Company’s mission of providing innovative insurance solutions for specialty risks in underserved markets and who are committed to providing continuing value to our stockholders. All of our compensation programs are strategy-focused, competitive and, where appropriate, may include supplemental and perquisite programs.

Where appropriate, executives will be selected to participate in the Company’s supplemental or perquisite programs, depending upon comparable data, retention value of the executive and cost to the Company.

Peer Group.  Base compensation generally is established at a level competitive with a defined peer group generally at least at the 50th percentile of peer data. Total direct compensation will be targeted at up to the 75th percentile when performance goals are achieved. In 2009, the Committee retained Lockton Benefits Group (“Lockton”) to perform certain consulting and advisory services with respect to the Company’s compensation practices. The peer data was prepared by Lockton and included information with respect to the following companies: American Physicians Capital Inc.; American Physicians Service Group, Inc.; Amerisafe Inc.; Amtrust Financial Services, Inc.; Baldwin & Lyons Inc.; Donegal Group Inc.; Eastern Insurance Holdings; Employers Holdings; First Mercury Financial Corp; FPIC Insurance Group Inc.; Hallmark Financial Services Inc.; Meadowbrook Insurance Group Inc.; Mercer Insurance Group Inc.; National Interstate Corp.; NYMagic Inc.; PMA Capital Corp.; Seabright Insurance Holdings Inc.; Specialty Underwriters Alliance, Inc.; Tower Group, Inc.; and United America Indemnity, Ltd.  While the Company is not aware of any company that is identical in structure, size, lines of business and US and Bermuda operations, each of the companies included in the peer group is a small to mid-cap sized specialty insurer or reinsurer that has characteristics that Lockton and the Company believe qualify them to be appropriate points of comparison.  The goal of our compensation program is to fairly compensate our executives in a manner to be competitive with comparable employers and to align our executive’s incentives with the short-term operational and financial success of the Company and the long-term interests of the Company and its shareholders.

Compensation of the CEO and other NEOs. With respect to Stephen R. Crim, our President and Chief Executive Officer, we considered Mr. Crim’s responsibilities and his contributions to the Company’s operating results during his tenure in establishing his targeted overall compensation for 2010.  The Committee did not perform a formal survey of the Company’s peer group nor did the Committee retain a separate compensation consultant to advise us with respect to compensation levels for 2010.  Rather we subjectively assessed the appropriate areas of compensation levels.  We followed a similar process when establishing targeted compensation for our other NEOs, Joseph D. Scollo, Jr., our Executive Vice President and Chief Operating Officer, Mark W. Haushill, our Chief Financial Officer, Randolph L. Hutto, our General Counsel and Secretary, and Guy Cloutier, Senior Vice President and head of our reinsurance subsidiary.  The Chief Executive Officer reviews the other NEO’s performance and makes compensation recommendations to the Committee, which are reviewed by the Committee in light of the overall compensation and Company performance.

The Company’s bonus plan is governed by the Long-Term Incentive Plan (the “LTIP”) as in effect for the particular compensation year.  See “Long-Term Incentive Plan,” below. The LTIP is structured into three groups. In 2010, Group 1 included, among others, NEOs Crim, Scollo, Haushill and Cloutier. Group 2 included, among others, NEO Hutto.  The Company’s bonus plan as it relates to each Group 1 NEO has both corporate and personal performance goals established on an annual basis and for the Group 2 NEO includes corporate, group and personal performance goals.  Pursuant to the plan, bonuses for Group 1 NEO’s are based 80% on the achievement of the corporate goals and 20% on the achievement of the particular NEO’s personal goals. Bonuses for the Group 2 NEO are based 40% on the achievement of the corporate goals, 40% on achievement of group goals and 20% based on the achievement of personal goals. The Board of Directors sets the corporate goals based on the budget.   Mr. Crim, the CEO, works directly with the Compensation Committee and the other NEOs to formulate and approve applicable group goals and their respective personal goals at the beginning of the year and the Compensation Committee formulates and approves Mr. Crim’s personal goals.  At the end of the year, Mr. Crim assesses the achievement of the group and personal goals with respect to the other NEOs and the Compensation Committee assesses the achievement of these goals with respect to Mr. Crim.

The goals are intended to reflect the attainment of targets that are primarily designed to further the objectives of the Company’s strategic plan, which is updated each year.  For the year ended December 31, 2010, the Board based 100% of the corporate component of the bonus plans on profitability, measured by the achievement of a pre-tax earnings goal of $28 million and a return on equity target of 9.8% (the “2010 Annual Objective”).

Mr. Crim and Mr. Scollo, as CEO and COO, respectively, had an additional personal goal based on progress of the Company’s underwriting toolbox information technology project.  Mr. Cloutier, who has specific business unit oversight with respect to the Company’s Bermuda operations, focused primarily on achieving the 2010 Annual Objective by pursuing achievement of targeted gross written premium of $49.4 million, $4.3 million of earnings prior to expense allocations and a 92.9% combined ratio for  the assumed reinsurance division.  Mr. Haushill, as CFO, primarily focused on achieving the 2010 Annual Objective through developing and implementing a talent management process for the financial organization and developing a strategy for capital deployment and acquisition.  Mr. Hutto, as the Company’s General Counsel, focused primarily on ensuring that the legal department provided outstanding legal services to the Company, monitoring regulatory compliance, and assessing the impact of potential tax legislation.

For the year ended December 31, 2010, the Company achieved a return on equity of 10.9% and had pre-tax earnings of $28 million, exceeding the ROE component and meeting the pre-tax earnings component of the 2010 Annual Objective.  As a result, 80% of the targeted bonus was achieved for those NEO’s in Group 1 and 40% for the NEO in Group 2. The Compensation Committee reviewed and assessed Mr. Crim’s achievement of his personal goal and Mr. Crim’s evaluation of Mr. Scollo’s achievement of his personal goal and determined that the goals had been achieved so that the 20% of targeted bonus based on achievement of their personal goals was also met.  Mr. Crim reviewed and assessed the achievement by the other NEOs of their respective personal goals.  Payment of bonuses at the level recommended by Mr. Crim based upon achievement of the 2010 Annual Objective (80% of target for Messrs. Scollo, Haushill and Cloutier and 40% of target for Mr. Hutto), Mr. Crim’s assessment of achievement of Mr. Hutto’s group goal (40% of target) and all NEO’s personal goals (20% of target) was approved by the Compensation Committee. As discussed below under 2010 Long-Term Incentive Plan, the target incentive compensation for 2010 included a cash bonus equal to 32% of salary for Messrs. Crim, Scollo, Haushill and Cloutier and 20% for Mr. Hutto  and an equity component equal to specified percentages of salary depending upon the specific NEO.

Base Salaries.  The base salaries for our NEOs, Messrs. Crim, Scollo, Haushill and Hutto during the year ended December 31, 2010 include increases over previous period contractually established salaries based on Company performance and achievement of individual goals and objectives.  The base salary for Mr. Haushill was established by contract when he joined the Company in September 2009.  In the case of Mr. Cloutier, base salary was established by considering his performance and contribution to the Company and his business responsibilities.  These amounts reflect levels that we concluded were appropriate based on our general experience and considering compensation levels at our peer companies.  Our base salaries are intended to be competitive with base salaries paid by other similar insurance companies to executives with similar qualifications, experience and responsibilities, although we do not follow a formal practice in this regard.  The Committee periodically discusses salary recommendations with the Chief Executive Officer with regard to other Company executive officers.  These salary recommendations are generally based on an evaluation of the individual’s performance in the position held, the Company’s operating results, and the individual’s contribution to the Company’s operating results.

The compensation of our Chief Executive Officer, Stephen R. Crim, Executive Vice President and Chief Operating Officer, Joseph D. Scollo, Jr., Chief Financial Officer, Mark W. Haushill, General Counsel, Randolph L. Hutto, are governed primarily by employment agreements, the material terms of which are more specifically described below under “ - Employment Agreements.”  These employment agreements provide for a base salary of $408,233 for Mr. Crim, $345,000 for Mr. Scollo, and $308,850 for Mr. Hutto effective as of August 1, 2007, subject to annual review and adjustment.  Mr. Haushill’s employment agreement, effective as of September 8, 2009, provides for a base salary of $335,000.  Compensation, including base salary and bonus opportunity, for Mr. Cloutier was based on a determination by the Chief Executive Officer, discussed with and approved by the Committee. The base salaries for Messrs. Crim, Scollo, Haushill, Hutto and Cloutier in 2010 were $434,500, $397,009, $339,447, $332,566 and $400,000, respectively.

Long-Term Incentive Plan.  In 2007 the Committee retained Lockton to review the Company’s compensation programs.  Based on the results of this review, the Compensation Committee adopted the LTIP commencing with calendar year 2008.  The LTIP is administered by our Human Resources Department, with input from the Chief Executive Officer and the Committee.

The LTIP is designed to compensate and retain those executives and key employees that contribute most to driving revenue and profitability.  This philosophy represents a modification from prior year plans, which were more focused on title than revenue and profitability.  Under the LTIP as in effect for 2010, there are 3 groups eligible for stock awards, in addition to a cash bonus.  Of the NEOs, Messrs. Crim, Scollo, Haushill and Cloutier are in Group 1 and are eligible to receive restricted stock grants and annual performance-based cash bonus awards.  Mr. Hutto is in Group 2 and is eligible to receive restricted stock grants and annual performance-based cash bonus awards. Restricted stock awards are designed as an aid in retention of personnel and are not directly tied to performance.  Restricted stock awards vest 25% on each of the first and second anniversaries of the award, with the final 50% vesting on the third anniversary of the award.

The incentive payouts for 2010 generally applicable to NEOs are based on meeting established targets, expressed as a percentage of the NEO’s base salary, include a 32% cash bonus for Group 1, a 20% cash bonus for Group 2, and a 40% restricted stock grant for Messrs. Crim and Scollo, a 30% restricted stock grant for Messrs. Haushill and Cloutier, and a 15% restricted stock grant for Mr. Hutto.  The targets are established each year.  The Committee reserves the right to modify the bonus payout based on extraordinary circumstances and/or exceptional performance.

The cash bonus portion of the LTIP is designed to reward short term performance, and is distributed based on a combination of achieving annual financial targets and established qualitative goals.  For 2010, our financial target was based 100% on profitability, as measured by pre-tax earnings and return on equity. In addition to the financial target, a portion of the bonus is based upon achievement of other personal and qualitative goals established annually.  Our Group 1 NEOs receive 80% of their cash bonus based on the corporate financial target and 20% of their cash bonus based on meeting certain personal and qualitative goals.  Our Group 2 NEO receives 40% of his cash bonus based on the corporate financial target, 40% based on a group goal and 20% based on meeting certain personal and qualitative goals.

To reward NEOs for achieving optimal results, leverage ratios apply to the cash bonus amounts for exceeding or missing financial targets.  The following leverage ratios apply to the cash bonus portion under the LTIP:

% ACHIEVED OF TARGET	LEVERAGE RATIO
120%	150%
110%	120%
100%	100%
90%	50%

The following table provides an overview of the total incentive compensation under the LTIP as in effect for 2010, consisting of cash bonus and restricted stock awards, which participants may receive depending on the level of achievement of established targets.  For example, if 100% of the target is reached, Group 1 NEOs would receive a cash bonus of 32% of salary.   Mr. Crim would receive a restricted stock award equal to 20% of salary. The other Group 1 NEOs would receive a restricted stock award equal to 15% of salary. The Group 2 NEO would receive a cash bonus of 20% of salary and a restricted stock award equal to 15% of salary.  As a result, Messrs. Crim would receive total incentive compensation under the LTIP of 52% of salary, Mr. Scollo Messrs. Cloutier and Haushill would receive total incentive compensation of 47% of salary and Mr. Hutto would receive total incentive compensation of 35% of salary.

NEO RECIPIENT	TARGET BONUS	BONUS AT 110% OF TARGET	BONUS AT 120% OF TARGET	BONUS AT 90% OF TARGET
Crim	52%	58.4%	68%	36%
Scollo, Cloutier, Haushill	47%	53.4%	63%	31%
Hutto	35%	39%	45%	25%

Note that the information in the table above represents the total incentive compensation, including cash and restricted stock, and is expressed as a percentage of the NEO’s base salary.

Annual Cash Bonuses.  For 2010, each NEO was eligible for an annual cash bonus under the LTIP.  Cash bonus awards to our NEOs under the LTIP are based on the achievement of goals and objectives established by the Committee which relate to (i) our profitability measured by pre-tax income and return on equity, (ii) individual performance, and in Mr. Hutto’s case, (iii) group performance. As management responsibility increases, the bonus potential increases and goals and objectives are more heavily weighted toward overall Company performance.  The goals and objectives were established by the Committee in January 2010 and consisted of a target for profitability measured by pre-tax income and return on equity.  The Committee established goals and objectives for 2011 in March 2011.  These goals and objectives for 2011 are similar to those established for 2010, with components for return on equity and pre-tax earnings. For the year ended December 31, 2010, Messrs. Crim, Scollo, Haushill, Hutto, and Cloutier received cash bonuses of $184,800.00, $168,007, $153,418, $80,209 and $135,000.00, respectively.

Equity Compensation.  The Committee believes strongly that equity-based awards are an integral part of total compensation for employees with significant responsibility for our long-term results.  As part of our compensation program, in 2010 each NEO was eligible for a stock option grant and a restricted stock award pursuant to the LTIP.

All options and restricted stock awards granted under the LTIP are issued under the Company’s 2007 Incentive Stock Plan (the “2007 Plan”) approved by our shareholders in June 2007.  The 2007 Plan is intended to further the interests of the Company and its shareholders by attracting, retaining and motivating officers, employees, consultants and advisors to participate in the long-term development of the Company through stock ownership and is the successor plan to the 1998 Incentive Stock Option Plan (the “1998 Plan”).  The 2007 Plan defines the incentive arrangements for eligible participants and authorizes the granting of incentive stock options, nonqualified options, restricted stock awards and other forms of equity compensation, which may be made subject to the discretion of the Committee and, for annual awards, are generally made in conjunction with the achievement of the goals and objectives detailed in the LTIP as discussed above.  The Committee is authorized to determine the terms and conditions of all option grants, subject to the limitations set forth in the 2007 Plan. In accordance with the terms of the 2007 Plan, the option price per share will not be less than the fair market value of the common shares on the date of grant, the term of any options granted may be no longer than ten years and there may or may not be a vesting period before any recipient may exercise any of those options. The rights of recipients receiving these stock options generally vest equally over three years, beginning with the first anniversary date of grant, although options granted pursuant to the LTIP generally cliff vest on the third anniversary of the grant date.  All options expire ten years from the date of grant, unless sooner exercised.  However, in some instances, particularly with initial option grants to new key employees, the options vest 100% on the fifth anniversary of the grant date. Generally, the vesting of options issued under either the 1998 Plan or the 2007 Plan is accelerated in the event of a change in control of the Company.

With the exception of significant promotions and new hires, we generally make these types of awards at a meeting of the Committee each year following the availability of the financial results for the prior year and prior to March 15.  The 2010 grant awards, as part of the 2009 bonus, discussed below were determined at the Committee’s meeting on March 4, 2010, with a grant date of March 8, 2010.  This timing was selected because it enabled us to consider the Company’s prior year performance, the performance of the potential recipients and our expectations for future years.  The Committee’s schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.  During the year ended December 31, 2010, 81,275 total options, valued at $1,186,866 based on fair market value of the option on the date of grant were granted under the 2007 Plan and at total of 215,466 shares of restricted stock, valued at $3,176,737 were granted under the 2007 Plan.

Pursuant to their employment agreements, each of Messrs. Crim, Scollo, Haushill and Hutto is eligible to participate in all Company equity plans.  Under the LTIP, all NEOs are eligible to receive awards under the 2007 Plan. In 2010, Messrs. Crim, Scollo, Haushill, Hutto and Cloutier were granted options valued at $146,999, $135,793, $27,886, $81,912 and $100,000, respectively, under the 2007 Plan. These grants were made on March 4, 2010 at an exercise price of $14.64 per share and vest ratably over the three-year period ending March 4, 2013.  In 2010 pursuant to the LTIP, Messrs. Crim, Scollo, Haushill, Hutto and Cloutier were granted Restricted Stock Awards valued at $52,445, $36,332, $10,456, $30,682 and $37,455, respectively, under the 2007 Plan.  Each of these awards vests 25% on the first anniversary of the award, 25% on the second anniversary of the award and 50% on the third anniversary.  In 2010, Messrs. Crim, Scollo, Haushill, Hutto and Cloutier were also granted Special Restricted Stock Awards valued at $548,400, $365,600, $114,250, $45,700, and $45,700, respectively, under the 2007 plan.  These special awards vest on vest on the third anniversary of the grant date (provided, however, that such all such restricted stock awards will vest immediately upon a change in control of the Company), with the number of shares that vest at the end of the three-year period being based upon actual book value per share and net written premium at and for the year ended December 31, 2012 as compared to plan book value per share and net written premium at and for the year ended December 31, 2012

Severance Benefits.  We believe that companies should provide reasonable severance benefits to certain of their employees.  With respect to senior management, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time.  They should also disentangle the Company from the former employee as soon as possible.  We do not have a general severance plan in place but severance benefits for certain of our NEOs are detailed in their respective employment agreements, as detailed in the section entitled “Potential Payments Upon Termination or Change-In-Control.”

Retirement Plans. The Company offers its employees a “safe harbor 401(k) plan” (the “401(k) Plan”).  All employees are eligible to participate in the 401(k) Plan.  Participants in the 401(k) Plan may elect to defer up to 92% of their compensation each year in lieu of receiving such amount in cash.  However, a participant’s total deferral each year is subject to dollar limitations that are set by law.  For 2010 the limit was $16,500.  This limit may be increased for cost of living changes.  In addition, participants over age 50 may elect to defer additional amounts, referred to as catch-up contributions, of up to $5,500 in 2010.  In order to maintain the safe harbor status of the 401(k) Plan, the Company contributes the total amount of each participant’s salary deferrals each Plan Year and makes a safe harbor matching contribution equal to 100% of the participant’s salary deferrals that do not exceed 3% of the participant’s compensation and 50% of the amount between 3% and 5% of the compensation.  A participant is always 100% vested in amounts attributable to his or her salary deferrals and in the contributions.

Change in Control.  Each of the 1998 Plan and the 2007 Plan provides for the immediate vesting of all options in the event of a change in control of the Company.  However the Company has no change in control program in place and none of the current employment agreements with senior executives provide for any separate benefits in connection with a change in control, although severance benefits are enhanced in the event of a termination after or in connection with a change-in-control, as discussed in the section entitled “Potential Payments Upon Termination or Change In Control.”

Perquisites and Other Benefits.  The Committee annually reviews the perquisites that senior management receives.  The primary perquisites for senior management are the payment of a monthly car allowance and the payment of annual insurance premiums.  Mr. Cloutier receives a housing allowance as is typical in the Bermuda market.  The Committee believes that these perquisites are modest and appropriate.

Senior management also participates in the Company’s other benefit plans on the same terms as other employees.  These plans include medical and dental insurance and life insurance.

The value of perquisites and other benefits received by our NEOs for 2010 are shown in the Summary Compensation Table under the heading of “All Other Compensation.”

Stock Ownership Guidelines.  The Company does not have established stock ownership guidelines for any of its officers.  The Company believes that its awards under the LTIP sufficiently align the interests of its officers with those of its shareholders.

Employment Agreements.  Stephen R. Crim is employed by the Company as its Chief Executive Officer pursuant to an employment agreement dated August 1, 2007, (the “Crim Agreement”).  The Crim Agreement provides for an initial term of three years, with automatic one year extensions unless either party gives notice of non-renewal at least 120 days prior to the expiration of the initial or then current renewal term. The Crim Agreement provides for a base salary, which may be increased pursuant to a merit increase at each annual performance evaluation. In addition, Mr. Crim is eligible to receive an annual cash bonus, in an amount to be determined by the Board of Directors, pursuant to the Company’s LTIP.  Mr. Crim is also eligible to participate in all Company equity plans, including the 2007 Plan.  The Crim Agreement provides for a monthly automobile allowance of $1,000, up to $25,000 per year in reimbursement of the premium cost of a universal life insurance policy or other mutually agreeable similar instrument on Mr. Crim’s life and reimbursement of the premium cost of a supplemental long-term disability policy.

Joseph D. Scollo, Jr. is employed by the Company as its Executive Vice President and Chief Operating Officer pursuant to an employment agreement dated August 1, 2007, (the “Scollo Agreement”). With the exception of salary levels, the Scollo Agreement is substantially identical to the Crim Agreement.

Mark W. Haushill is employed by the Company as its Chief Financial Officer pursuant to an employment agreement effective as of September 8, 2009.  With the exception of salary levels, the Haushill Agreement is substantially identical to the Crim Agreement.

Randolph L. Hutto is employed by the Company as its Secretary and General Counsel pursuant to an employment agreement dated August 1, 2007, (the “Hutto Agreement”). With the exception of salary levels, the Hutto Agreement is substantially identical to the Crim Agreement.

Under their respective employment agreements, each of Messrs. Crim, Scollo, Haushill and Hutto (the “Executives”) have agreed not to reveal, divulge, or disclose any confidential information and will not use or make use of any confidential information during the employment period plus the longer period of 12 months from termination or the end of each applicable severance period (the “Restricted Period”).  Additionally, the Executives have each further agreed not to transmit or disclose any trade secret or make use of any such trade secret for the benefit of himself or for any other person without the prior written consent of the Company at any time throughout the terms of the employment agreements and after termination of the employment agreements.  The Executives have also agreed not to solicit or induce any protected employees to terminate their employment relationship with the Company or to enter into employment with any other person during the Restricted Period.  Each of the Executives has each agreed not to solicit, divert, take away or attempt to solicit, divert or take away any of the Company’s protected customers with whom they may have had contact on the Company’s behalf during the twelve (12) months immediately preceding the termination without the Company’s prior written consent.  The Executives will not seek or obtain a competitive position in the restricted territory with a competitor during the Restricted Period without the prior written consent of the Company.

Each of the respective employment agreements also provides for certain termination provisions for Messrs. Crim, Scollo, Haushill and Hutto, which are discussed further in the section entitled “Potential Payments Upon Termination or Change In Control.”

    Executive Compensation

The following table sets forth information regarding the annual compensation paid our NEOs for services rendered to the Company during the years ended December 31, 2008, 2009 and 2010:

SUMMARY COMPENSATION TABLE

Name and				Stock	Option	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Total
Position	Year	($)	($)	($)	($) (1)	($) (2)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(i)	(j)
Stephen R. Crim	2010	435,000	184,800	173,814	-	109,194	902,808
CEO/President	2009	420,000	168,000	962,404	146,998	58,830	1,756,232
	2008	420,000	-	84,002	147,001	47,674	698,677
Joseph D. Scollo, Jr.	2010	397,009	168,006	158,811	-	77,554	801,380
COO/Exec. VP	2009	385,163	155,195	643,794	135,793	49,526	1,369,471
	2008	368,766	-	56,502	131,839	40,197	597,304
Mark W. Haushill(4)	2010	339,447	153,418	101,842	-	16,880	611,587
CFO	2009	105,439	55,275	199,748	224,286	6,961	591,709
	2008	-	-	-	-	-	-
Randolph Hutto	2010	332,556	80,209	49,887	-	76,255	538,907
Secretary/General Counsel	2009	325,653	98,295	122,346	81,913	54,624	682,831
	2008	317,036	-	47,948	79,914	45,444	490,342
Guy Cloutier	2010	400,000	135,000	-	-	329,404	864,404
Senior VP	2009	383,333	135,000	133,195	100,000	260,013	1,011,541
	2008	358,333	-	56,247	62,500	291,206	768,286

(1)  “Option Awards” dollar amount is calculated by using the fair market value of the option on the dates of grant as described in Note 13 to the Consolidated Financial Statements in the Company’s Annual Report to Shareholders as of December 31, 2008, 2009 and 2010 respectively.
(2)  “All Other Compensation” includes amounts paid for car allowances, the Company’s contribution to each individual’s 401(k) plan (in the case of Mr. Cloutier, his pension plan), amounts expended for annual insurance premiums and other perquisites, amounts for spouses’ air travel, taxes in connection with the Employee Stock Purchase Plan (in case of Mr. Cloutier, the employee portion of Bermuda employment taxes and social insurance paid by the Company) and, in the case of Mr. Cloutier, a housing allowance.  The specific components are shown in the table below:

Named Executive Officer	Year	Car Allowance ($)	401(k) Contributions ($)	Payments for Annual Insurance Premiums ($)	Spousal Air Travel ($)	Taxes ($)	Housing Allowance ($)	Misc. ($)
Stephen R. Crim	2010	12,000	9,800	25,000	1,212	54,052		7,130
	2009	12,000	9,800	25,000	1,173	10,857	-	-
	2008	12,000	9,200	25,000	1,080	-	-	-
Joseph D. Scollo, Jr.	2010	9,000	9,800	22,319	1,047	35,388		-
	2009	9,000	9,800	22,218	1,819	6,689	-	-
	2008	9,000	9,200	22,477	1,997	-	-	-
Mark W. Haushill (1)	2010	6,000	9,800	-	1,080	-	-	-
	2009	2,000	-	3,750	1,211	-	-	-
	2008	-	-	-	-	-	-	-
Randolph L. Hutto	2010	-	9,800	28,166	1,030	30,759	-	6,500
	2009	-	9,800	30,618	1,402	6,304	-	6,500
	2008	-	9,200	27,880	1,864	-	-	6,500
Guy Cloutier (2)	2010	-	40,000	24,392	-	85,012	180,000	-
	2009	-	38,333	23,474	-	18,026	180,000	-
	2008	-	-	-	-	-	180,000	-

(1)  Mr. Haushill joined the company in September, 2009.
(2)  $40,000 paid by the Company into a pension fund on behalf of Mr. Cloutier.

Grants of Plan-Based Awards

The following table sets forth information with respect to the stock options granted to the NEOs during the years ended December 31, 2008, 2009 and 2010:

GRANTS OF PLAN BASED AWARDS
		Estimate Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards						All		All
											Other		Other			Grant
											Stock		Option			Date
											Awards:		Awards:		Exercise	Fair
											Number		Number		Or	Value
											of		Of		Base	Stock
											Shares		Securities		Price of	and
											of Stock		Underlying		Option	Option
	Grant	Threshold	Target	Maximum	Threshold		Target		Maximum		or Units		Options		Awards	Awards
Name	Date	($)	($)	($)	(#	)	(#	)	(#	)	(#	)	(#	)	($/Sr)	($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)		(h)		(i)		(j)		(k)	(l)
Stephen R. Crim	3/4/2008(1)	-	-	-	-		-		-		4,680		8,455		17.95	10.04
	3/11/2009	84,000	168,000	252,000	-		-		-		9,231		26,439		9.10	5.56
	3/5/2010	86,999	173,999	260,999	4,021-		8,042-		16,083		5,738		-		14.64	9.14
Joseph D. Scollo, Jr.	3/4/2008(1)	-	-	-	-		-		-		2,883		14,446		17.95	10.04
	3/11/2009	77,032	154,065	231,097	-		-		-		6,209		18,040		9.10	5.56
	3/5/2010	79,401	158,803	238,205	3,714		7,428		14,857		3,975		-		14.64	9.14
Mark W. Haushill(2)	3/4/2008(1)	-	-	-	-		-		-		-		-		-	-
	9/8/2009	-	-	-	-		-		-		-		20,000		16.07	9.82
	3/5/2010	67,889	135,778	203,668	762		1,525		3,051		1,144		-		14.64	9.14
Randolph Hutto	3/4/2008(1)	-	-	-	-		-		-		2,581		9,442		17.95	10.04
	3/11/2009	65,130	130,261	195,391	-		-		-		5,269		14,343		9.10	5.56
	3/5/2010	66,511	133,022	199,533	2,240		4,481		8,962		3,357		-		14.64	9.14
Guy Cloutier	3/4/2008(1)	-	-	-	-		-		-		1,950		2,500		17.95	10.04
	3/11/2009	76,666	153,333	230,000	-		-		-		6,181		16,862		9.10	5.56
	3/5/2010	76,666	153,333	230,000	2,735		5,470		10,941		4,098		-		14.64	9.14

 (1) No bonuses were awarded for 2008.
(2) Options awarded on September 8, 2009.

Outstanding Equity Awards at Year End

The following table sets forth the outstanding option and stock awards held by the NEOs as of December 31, 2010:

	Option Awards								Stock Awards
					Equity
					Incentive
					Plan
					Awards:						Market
	Number		Number		Number				Number		Value of
	of		of		of				of Shares		Shares or
	Securities		Securities		Securities				or Units		Units of
	Underlying		Underlying		Underlying				of Stock		Stock
	Unexercised		Unexercised		Unexercised				That Have		That
	Options		Options		Unearned		Option	Option	Not		Have Not
	(#	)	(#	)	Options		Exercise	Expiration	Vested		Vested
Name	Exercisable		Unexercisable		(#	)	Price	Date	(#	)	($)
(a)	(b)		(c)		(d)		(e)	(f)	(g)		(h) (4)
Stephen R. Crim	20,000		-				8.85	1/18/12
CEO/President	12,000		-				6.75	1/30/13
	95,000		-				8.57	6/19/13
	18,000		-				13.67	1/21/14
	10,000		-				16.40	3/15/16
	10,000			-			19.05	3/15/17
	6,667		3,333	(1)			17.95	3/4/18
	-		8,455	(3)			17.95	3/4/18	2,340		50,029
	8,813		17,626	(1)			9.10	3/11/19	6,924		148,035
	-		16,083	(1)			14.64	3/4/20	65,738		1,405,478
Joseph D. Scollo, Jr.	12,000		-				8.85	1/18/12
COO/Exec. VP	11,000		-				6.75	1/30/13
	50,000		-				8.57	6/19/13
	12,000		-				13.67	1/21/14
	7,500		-				16.40	3/15/16
	7,500			-			19.05	3/15/17
	5,000		2,500	(1)			17.95	3/4/18
	-		6,946	(3)			17.95	3/4/18	1,442		30,830
	7,904		15,268	(1)			9.10	3/11/19	4,657		99,566
	-		14,857	(1)			14.64	3/4/20	43,975		940,185
Mark W. Haushill	-		20,000	(2)			16.07	9/8/19	-		-
CFO			3,051	(1)			14.64	3/4/20	13,644		291,708
Randolph Hutto	-		10,000	(2)			17.80	9/6/16
Sec./Gen. Counsel	2,000		-				19.05	3/15/17
	3,333		1,667	(1)			17.95	3/14/18
			4,442	(3)			17.95	3/4/18	1,291		27,601
	4,791		9,582	(1)			9.10	3/11/19	3,952		84,493
			8,962	(1)			14.64	3/4/20	7,557		161,568
Guy Cloutier	-		5,000	(2)			19.55	9/17/17
Sr. Vice President	1,667		833	(1)			17.95	3/4/18	975		20,845
	-		11,241	(1)			9.10	3/11/19	4,636		99,117
			10,941	(1)			14.64	3/4/20	9,098		194,515

(1)  The options have a three-year vesting schedule, pursuant to which the shares underlying the options shall vest in one-third increments on each of the first three anniversaries from the date of grant.
(2) The options cliff vest on the fifth anniversary from the date of grant.
(3) The options cliff vest on the third anniversary from the date of grant.
(4) Closing price on December 31, 2010 was $21.38.

Option Exercises and Stock Vested

The following table sets forth the options exercised and stock vested by the NEOs during the year ended December 31, 2010:

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name (a)	Number of Shares Acquired on Exercise(#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Stephen R. Crim	23,000	$241,270	1,170	$17,129
CEO/President			2,307	$36,912
Joseph D. Scollo, Jr.	7,000	$73,220	721	$10,555
COO/Exec. VP			1,552	$24,832
Mark W. Haushill	-	-	-	-
CFO	-	-	-	-
Randolph L. Hutto	-	-	645	$9,443
General Counsel			1,317	$21,072
Guy Cloutier	5,621	$58,117	448	$6,558
Senior VP			1,545	$24,720

Pension Benefits

The Company does not have or provide any supplemental executive retirement plan or similar plan that provides for specified retirement payments or benefits with the exception of Mr. Cloutier.

The Company makes an annual contribution to Mr. Cloutier’s pension equal to 10% of his annual salary.

Nonqualified Deferred Compensation

The Company does not have or provide any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change In Control

There are no specified payments accruing to the benefit of Mr. Cloutier upon such termination as a result of a contract, agreement, plan or arrangement between Mr. Cloutier and the Company.  Because of their employment agreements, Messrs. Crim, Scollo, Haushill and Hutto are eligible for certain benefits in the event of termination of their employment as more specifically discussed below.  The amount of potential payments to each such NEO is dependent upon the nature of the termination as discussed below. The amounts of potential payments as referenced in the table assume that such triggering event was effective as of December 31, 2010.  The actual amounts to be paid out upon termination or change in control can only be determined at the time of such event.

For purposes of this discussion, “Executive” refers to each of Messrs. Cloutier, Crim, Haushill, Hutto and Scollo and:

(1) “Cause” means (i) the continued failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies in detail the manner in which the Board believes that Executive has not substantially performed Executive’s duties, (ii) any act of fraud, misappropriation, embezzlement or similar dishonest or wrongful act by Executive, (iii) Executive’s abuse of alcohol or any substance which materially interferes with Executive’s ability to perform services on behalf of the Company, (iv) Executive’s conviction for, or plea of guilty or nolo contendere to, a felony, (v) Executive’s acceptance of employment with an employer other than the Company or any affiliate or subsidiary of the Company, or (vi) Executive’s conviction for any crime of moral turpitude.

(2) “Good Reason” means (i) a reduction by the Company in Executive’s base salary or benefits as in effect on the Effective Date or as the same may be increased from time to time, unless a similar reduction is made in salary or benefits of substantially all senior executives of the Company (or any of its affiliates and any of their respective subsidiaries with respect to which the Company exerts control over compensation policies); (ii) the Company’s requiring Executive, without his consent, to be based at any office or location other than in the greater metropolitan area of the city in which his office is located at the Effective Date; or (iii) the Company’s changing the reporting structure so that Executive no longer reports directly to the Board.

(3) “Poor Performance” means the failure of Executive to meet reasonable and achievable performance expectations (other than any such failure resulting from incapacity due to physical or mental illness); provided, however, that termination for Poor Performance will not be effective unless at least 30 days prior to such termination Executive has received written notice from the Board which specifically identifies the manner in which the Board believes that Executive has not met performance expectations and Executive has failed after receipt of such notice to resume the diligent performance of his duties to the satisfaction of the Board.

Prior to or More than 24 Months after Change in Control.

Termination by Company other than for Poor Performance, Cause or Disability; Termination by Executive for Good Reason; or Expiration of Executive’s Employment Period:

If the Company terminates any of the Executive’s employment other than for Poor Performance, Cause or Disability or any of the Executives terminates his employment for Good Reason within 90 days after the event of occurrence of the event causing the Good Reason or the Executive’s employment period expires, such Executive shall be entitled to:

•
the sum of the base salary through the date of termination and any accrued vacation pay to the extent not yet paid to be paid in a lump sum within 30 days after the date of termination (the “Accrued Obligations”).

•
an amount equal to the longer of 18 months base salary or the remaining term of the employment period from the date of termination, to be paid in equal semi-monthly or other installments as are customary under the Company’s payroll practices (the “Normal Severance Period”).

•	COBRA continuation coverage during the Normal Severance Period.

•
a cash sum in an amount equal to 100% of his bonus opportunity (prorated through the date of termination) adjusted according to his year-to-date performance at the date of termination to be paid in a lump sum within 30 days after the date of termination.

•	all grants of restricted stock, restricted stock units and similar stock-based awards, which will become immediately vested as of the date of termination.

•
all options, stock appreciation rights and similar stock-based awards that would have become vested within the 24 month period following the date of termination had the Executive remained employed will become immediately vested and exercisable as of the date of termination.

•
all options that are vested but unexercised which will remain exercisable through the earlier of the original expiration date; the 90th day following the end of the Normal Severance Period; or 10 years from the date of grant.

Termination by the Company for Poor Performance:

If the Company terminates any of the Executive’s employment for Poor Performance, such Executive shall be entitled to:

•	payment of the Accrued Obligations to be paid in a lump sum within 30 days after the date of termination.

•	an amount equal to 12 months base salary, to be paid in equal semi-monthly or other installments as are customary under the Company’s payroll practices (the “Poor Performance Severance Period”).

•	COBRA continuation coverage during the Poor Performance Severance Period.

•
all grants of restricted stock, restricted stock units and similar stock-based awards that would have become vested within the 12 month period following the date of termination had the Executive remained employed, which will become immediately vested as of the date of termination.

•
subject to specific approval of the Committee, all options, stock appreciation rights and similar stock-based awards that would have become vested within the 12 month period following the date of termination had the Executive remained employed will become immediately vested and exercisable as of the date of termination.

•
all options that are vested but unexercised which will remain exercisable through the earlier of the original expiration date; the 90th day following the end of the Poor Performance Severance Period; or 10 years from the date of grant.

After or In Connection with Change in Control:

Termination by Executive for Good Reason; Termination by Company other than for Cause or Disability:

If a change in control occurs, and within 24 months following such change in control (or if Executive can show that termination by the Executive or the Company in anticipation of a change in control) the Company terminates any of the Executive’s employment other than for Cause or Disability or any of the Executives terminates his employment for Good Reason, such Executive shall be entitled to:

•	payment of the Accrued Obligations to be paid in a lump sum within 30 days after the date of termination.

•
an amount equal to 36 times the monthly base salary to be paid in a lump sum within 30 days after the date of termination if the change in control qualifies as a change in ownership or effective control of the Company; otherwise, payment will be made in equal semi-monthly or other installments as are customary under the Company’s payroll practices.

•	COBRA continuation coverage for up to 18 months after the date of termination.

•
a cash sum in an amount equal to 100% of his bonus opportunity (prorated through the date of termination) adjusted according to his year-to-date performance at the date of termination to be paid in a lump sum within 30 days after the date of termination.

•	all grants of restricted stock, restricted stock units and similar stock-based awards, which will become immediately vested as of the date of termination.

•	all options, stock appreciation rights and similar stock-based awards will become immediately vested and exercisable as of the date of termination.

•
all options that are vested but unexercised which will remain exercisable through the earlier of the original expiration date; the 90th day following the end of the 36 month period beginning on the date of termination; or 10 years from the date of grant.

Termination Due to Death, Disability or Retirement:

If any of the Executive’s employment is terminated due to his death, Disability or Retirement, his employment agreement will terminate without further obligation to the Executive by the Company other than for the payment of the Accrued Obligations to be paid in a lump sum within 30 days after the date of termination to the Executive or his estate or beneficiary.

Each of the NEOs has entered into a stock option agreement, in which their options cliff vest upon the fifth anniversary from the date of grant (the “Cliff-Vesting Option Agreements”).  Pursuant to the Cliff-Vesting Option Agreements, if the employment of any of the NEOs is terminated due to death or disability, all the options which are not vested and exercisable shall become fully vested and exercisable as of such termination date.

Each of the NEOs also has stock option agreements, in which their options vest ratably over a 3 year period (the “3 Year Option Agreements”).  Under the 3 Year Option Agreements, the NEOs are only entitled to the options which have vested at the time of termination due to death or disability. However, pursuant to their contracts, as discussed above, certain 3 Year Options held by Messrs. Crim, Scollo, Haushill and Hutto will become fully vested and exercisable upon certain terminations.

Termination for Cause or Voluntary Termination without Good Reason.

In the event the Company terminates an Executive’s employment for cause or any of the Executives voluntarily terminates his employment, such Executive’s employment agreement will terminate without further obligation to the Executive by the Company other than for the payment of the Accrued Obligations to be paid in a lump sum within 30 days after the date of termination.

The following tables set forth the estimated potential payments that would be made to each of the NEOs upon termination or change in control as described above, assuming termination of employment or the change in control took place on December 31, 2010:

Prior to or More Than 24 Months after a Change in Control
Named Executive Officer	Type of Payment	Termination by Company other than for Poor Performance, Cause or Disability; Termination by Executive for Good Reason Expiration of Executive’s Employment Period ($)	Termination for Poor Performance ($)
Stephen R. Crim	Payment(1)	1,323,125	453,125
	Bonus(2)	174,000	-
	COBRA(3)	25,104	25,104
	Restricted Stock Awards(4) (5)	1,603,542	400,885
	Options(5) (6)	2,242,962	2,242,962
	Total	5,368,733	3,122,076
Joseph D. Scollo, Jr.	Payment(1)	1,042,148	413,550
	Bonus(2)	158,803	-
	COBRA(3)	24,241	24,241
	Restricted Stock Awards(4)	1,070,582	267,645
	Options(5) (6)	1,506,628	1,506,628
	Total	3,802,402	2,212,064
Mark W. Haushill	Payment(1)	891,048	353,591
	Bonus(2)	135,779	-
	COBRA(3)	24,241	24,241
	Restricted Stock Awards(4)	291,708	72,927
	Options(5)	13,709	13,709
	Total	1,356,485	464,468
Randolph L. Hutto	Payment(1)	872,959	346,412
	Bonus(2)	133,022	-
	COBRA(3)	17,172	17,172
	Restricted Stock Awards(4)	290,768	72,692
	Options(5)	289,618	289,618
	Total	1,603,539	725,894
Guy Cloutier(7)	Payment(8)	-	-
	Bonus	-	-
	COBRA	-	-
	Restricted Stock Awards(4)	314,478	78,619
	Options	204,926	204,926
	Total	519,404	283,545

(1)  The dollar amounts are calculated assuming a termination date of December 31, 2010, and taking into consideration the Company’s pay period which is on a semi-monthly basis (which is the 15th and the last day of the month).  Messrs. Crim, Scollo, Haushill and Hutto would be entitled to the amount accrued to the termination date which, in this case, would be the amounts accrued from the 16th to the 31st of December 2010 pursuant to the terms of their respective employment agreements.
(2)  The bonuses are calculated assuming the maximum percentage allowable pursuant to each of the employment agreements.
(3)  The amounts represented are the premiums for equivalent or similar major medical coverage for which each employee is currently enrolled, which was $1,394.71 (Crim), $1,346.74 (Scollo), $1,346.74 (Haushill), $954.01 (Hutto) per month as of December 31, 2010.
(4)  Restricted stock awards were granted on March 4, 2008, March 11, 2009, and March 5, 2010.
(5)  The options and award dollar amount is calculated based on the closing stock price of the Company of $21.38 on December 31, 2010.
(6)  The option dollar amount under ‘Termination for Poor Performance’ is calculated assuming the Committee has approved and allowed the vesting of such unvested during the 12 month period as described above.
(7)  Employment will be subject to 12 month’s written notice of termination in writing on either side, notwithstanding the foregoing:
A) The period of notice may be waived either in whole or partly by mutual agreement
B) Payment in lieu of notice may be given at the Company’s discretion.
C) The Company may terminate employment forthwith in the event the employee commits any act or gross default, serious misconduct, dishonesty, or fraud resulting in serious harm or injury either to the reputation or business of the Company.
(8)  Upon termination of employment, should the employee not secure alternative employment in Bermuda, the Company may, at its sole discretion, reimburse the employee in an amount not to exceed $20,000 for the actual costs the employee incurs, and which could not be reimbursed by any other source, for the employee’s relocation back to Canada.

After or in Connection with a Change in Control
Named Executive Officer	Type of Payment	Termination by Company other than for Cause or Disability; Termination by Employee for Good Cause ($)
Stephen R. Crim	Payment(1)	1,323,125
	Bonus(2)	174,000
	COBRA(3)	25,104
	Restricted Stock Awards(4)	1,603,542
	Options(5)	2,351,361
	Total	5,477,132
Joseph D. Scollo, Jr.	Payment(1)	1,207,568
	Bonus(2)	158,803
	COBRA(3)	24,241
	Restricted Stock Awards(4)	1,070,582
	Options(5)	1,540,004
	Total	4,001,198
Mark W. Haushill	Payment(1)	1,032,485
	Bonus(2)	135,779
	COBRA(3)	24,241
	Restricted Stock Awards(4)	291,708
	Options(5)	126,763
	Total	1,610,976
Randolph L. Hutto	Payment(1)	1,011,524
	Bonus(2)	133,022
	COBRA(3)	17,172
	Restricted Stock Awards(4)	290,768
	Options(5)	309,750
	Total	1,762,236
Guy Cloutier(6)	Payment(7)	-
	Bonus	-
	COBRA	-
	Restricted Stock Awards(4)	204,926
	Options	298,532
	Total	503,458

(1)  The dollar amounts are calculated assuming a termination date of December 31, 2010, and taking into consideration the Company’s pay period which is on a semi-monthly basis (which is the 15th and the last day of the month).  Messrs. Crim, Scollo, Haushill and Hutto would be entitled to the amount accrued to the termination date which, in this case, would be the amounts accrued from the 16th to the 31st of December 2010 pursuant to the terms of their respective employment agreements.
(2)  The bonuses are calculated assuming the maximum percentage allowable pursuant to each of the employment agreements.
(3)  The amounts represented are the premiums for equivalent or similar major medical coverage for which each employee is currently enrolled, which was $1,394.71 (Crim), $1,346.74 (Scollo), $1,346.74 (Haushill), $954.01 (Hutto) per month as of December 31, 2010.
(4)  Restricted stock awards were granted on March 4, 2008, March 11, 2009, and March 5, 2010.
(5)  The options and award dollar amount is calculated based on the closing stock price of the Company of $21.38 on December 31, 2010.
(6)  Employment will be subject to 12 month’s written notice of termination in writing on either side, notwithstanding the foregoing:
A) The period of notice may be waived either in whole or partly by mutual agreement
B) Payment in lieu of notice may be given at the Company’s discretion.
C) The Company may terminate employment forthwith in the event the employee commits any act or gross default, serious misconduct, dishonesty, or fraud resulting in serious harm or injury either to the reputation or business of the Company.
(7)  Upon termination of employment, should the employee not secure alternative employment in Bermuda, the Company may, at its sole discretion, reimburse the employee in an amount not to exceed $20,000 for the actual costs the employee incurs, and which could not be reimbursed by any other source, for the employee’s relocation back to Canada.

Due to Disability, Cause or Voluntary Termination without Good Reason
Named Executive Officer	Type of Payment	Termination due to Death, Disability or Retirement ($)	Termination for Cause or Voluntary Termination without Good Reason ($)
Stephen R. Crim	Payment(1)	18,125	18,125
	Bonus(2)	-	-
	COBRA(3)	-	-
	Restricted Stock Awards(4)	-	-
	Options(5)	1,986,078	-
	Total	2,004,203	18,125
Joseph D. Scollo, Jr.	Payment(1)	16,542	16,542
	Bonus(2)	-	-
	COBRA(3)	-	-
	Restricted Stock Awards(4)	-	-
	Options(5)	1,213,346	-
	Total	1,229,888	16,542
Mark W. Haushill	Payment(1)	14,143	14,143
	Bonus(2)	-	-
	COBRA(3)	-	-
	Restricted Stock Awards(4)	-	-
	Options(5)	-	-
	Total	14,143	14,143
Randolph L. Hutto	Payment(1)	13,856	13,856
	Bonus(2)	-	-
	COBRA(3)	-	-
	Restricted Stock Awards(4)	-	-
	Options(5)	74,926	-
	Total	88,782	13,856
Guy Cloutier(6)	Payment(7)	-	-
	Bonus	-	-
	COBRA	-	-
	Restricted Stock Awards(4)	-	-
	Options(5)	5,717	-
	Total	5,717	-

(1)  The dollar amounts are calculated assuming a termination date of December 31, 2010, and taking into consideration the Company’s pay period which is on a semi-monthly basis (which is the 15th and the last day of the month).  Messrs. Crim, Scollo, Haushill and Hutto would be entitled to the amount accrued to the termination date which, in this case, would be the amounts accrued from the 16th to the 31st of December 2010 pursuant to the terms of their respective employment agreements.
(2)  The bonuses are calculated assuming the maximum percentage allowable pursuant to each of the employment agreements.
(3)  The amounts represented are the premiums for equivalent or similar major medical coverage for which each employee is currently enrolled, which was $1,394.71 (Crim), $1,346.74 (Scollo), $1,346.74 (Haushill), $954.01 (Hutto) per month as of December 31, 2010.
(4)  Restricted stock awards were granted on March 4, 2008, March 11, 2009, and March 4, 2010.
(5)  The options and award dollar amount is calculated based on the closing stock price of the Company of $21.38 on December 31, 2010.
(6)  Employment will be subject to 12 month’s written notice of termination in writing on either side, notwithstanding the foregoing:
A) The period of notice may be waived either in whole or partly by mutual agreement
B) Payment in lieu of notice may be given at the Company’s discretion.
C) The Company may terminate employment forthwith in the event the employee commits any act or gross default, serious misconduct, dishonesty, or fraud resulting in serious harm or injury either to the reputation or business of the Company.
(7)  Upon termination of employment, should the employee not secure alternative employment in Bermuda, the Company may, at its sole discretion, reimburse the employee in an amount not to exceed $20,000 for the actual costs the employee incurs, and which could not be reimbursed by any other source, for the employee’s relocation back to Canada.

Compensation Risks

The Company’s incentive compensation is based primarily on profitability. The Company monitors investment risk, pricing risk, reserving risk, claims handling risk, underwriting risk, IT risk, financial reporting risk, Catastrophic risk, etc. Reserves are determined by independent actuaries. To the extent that more risk is assumed, it would be reflected in the actuarial review.  The Compensation Committee feels that this monitoring provides sufficient controls and warnings related to increased risks or changes in risk profile to mitigate any effects incentive compensation may have.

In the Company’s case, the Compensation Committee considered the structure of the controls in place, compensation (rewards at the executive level tied primarily (80%) to achievement of overall corporate goals), the level of compensation as compared to other companies, and the portion of the compensation that was non-salary, and subjectively concluded that the risks to the Company from this compensation structure were not material.

The Compensation Committee has reviewed the elements of compensation of all employees, including executive compensation, to determine whether the Company’s compensation policies, practices and procedures are reasonably likely to have a material adverse effect on the Company.  After analysis, the Compensation Committee does not believe that the mix and design of the elements of compensation encourage the assumption of excessive or inappropriate risk or that our compensation structure is reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

The compensation committee, consisting of Messrs. Geneen, Groot and Mueller, is made up of non-employee directors who have never served as executive officers of the Company.  During 2010, none of the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on the Company’s compensation committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Lawrence I. Geneen, Chairman
Thomas W. Mueller

AUDIT COMMITTEE REPORT

The audit committee of the Company’s Board of Directors is composed of independent directors and operates under a written charter adopted by the Board of Directors.  The charter is reviewed, as needed, by the audit committee.  Each member of the audit committee is independent as defined by the listing standards of the New York Stock Exchange, and the committee complies with other New York Stock Exchange requirements.

Management of the Company is responsible for the Company’s internal controls and financial reporting process.  The primary function of the audit committee is to assist the Board of Directors in fulfilling these responsibilities by reviewing management’s supervision of: (i) the financial reports and other financial information provided by the Company to any governmental body or the public; (ii) the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics established by management and the Board of Directors; and (iii) the Company’s auditing, accounting and financial reporting processes generally.

The audit committee also recommends to the Board of Directors and shareholders the appointment of the Company’s independent registered public accounting firm.  The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.  The audit committee is responsible for monitoring and overseeing these processes.

In the performance of its functions, the audit committee has performed the duties required by its charter, including meetings and discussions with management and the independent registered public accounting firm, and has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.  The audit committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards Number 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which include, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements.  The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm such firm’s independence with respect to the Company.

Based on the reports by, and discussions with, management and the independent registered public accounting firm, the audit committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Harris R. Chorney, Chairman
David V. Brueggen
Steven L. Groot

PRINCIPAL SHAREHOLDERS

           The following table sets forth certain information regarding the common shares of the Company owned as of April 30, 2011 (i) by each of the Company’s directors, (ii) by each of the Company’s NEOs identified in the Summary Compensation Table above, (iii) by each person who beneficially owns more than 5% of the common shares and (iv) by all directors and executive officers of the Company as a group.  Except as otherwise indicated, each person listed below has sole voting and investment power with respect to such common shares.

Shares beneficially owned include shares that may be acquired pursuant to the exercise of outstanding stock options that are exercisable within 60 days of April 30, 2011.

Name of Beneficial Owner	Number of Common Shares	Shares that May be Acquired Within 60 Days	Total Shares	Percentage Ownership
Cody W. Birdwell (1)	211,995	-	211,995	2.03%
David V. Brueggen (2)	22,618	-	22,618	*
Harris K. Chorney	9,610	-	9,610	*
Stephen R. Crim (3)	176,257	206,442	382,699	3.66%
Lawrence I. Geneen	18,596	-	18,596	*
Steven L. Groot (4)	43,752	-	43,752	*
Marilyn V. Hirsch(5)	5,215	-	5,215	*
Thomas W. Mueller (6)	335,951	-	335,951	3.22%
Jerome D. Weaver	7,795	-	7,795	*
Guy Cloutier	49,709	11,767	61,476	*
Mark W. Haushill	18,759	1,017	19,776	*
Randolph L. Hutto	17,368	27,772	45,140	*
Joseph D. Scollo, Jr.	77,110	135,207	212,317	2.03%
All directors and executive officers as a group (14 persons)	994,735	382,205	1,376,940	13.18%

Name of Beneficial Owner	Number of Common Shares	Shares that May be Acquired Within 60 Days	Total Shares	Percentage Ownership
Blackrock, Inc. (7)	773,776	-	773,776	7.41%
Royce & Associates, LLC (8)	756,419	-	756,419	7.32%
Dimensional Fund Advisors LP (9)	593,956	-	593,956	5.75%

      *Less than 1%
(1)	Includes 98,250 common shares of record held by The Cody Birdwell Family Limited Partnership, over which Mr. Birdwell has sole voting power with respect to the common shares.
(2)	Includes 2,003 common shares owned by his wife and 1,000 shares owned jointly with his wife.
(3)	Includes 38,995 common shares owned by his spouse and 1,569 Common Shares held of record as custodian for a child.
(4)	Includes 43,152 common shares held by K Groot & S Groot TTEE, Steven L. Groot Living Trust, U/A DTD 03/20/1997 Ms. Hirsch resigned from the Board effective May 11, 2011.
(6)
Includes 162,745 common shares held of record by The Mark C. Mueller Trust for which Mr. Thomas W. Mueller is the sole trustee. Mark C. Mueller is a brother of Thomas W. Mueller. Includes 160,000 common shares held of record by The Thomas W. Mueller Trust for which Mark C. Mueller is the sole trustee.

(7)	Its address is 40 East 52nd Street, New York, NY 10022 according to Schedule 13(G/A) as filed with the SEC.
(8)	Its address is 745 Fifth Avenue, New York, NY 10151 according to a Schedule 13(G/A) as filed with the SEC.
(9)	Its address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746 according to a Schedule 13(G) as filed with the SEC.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(1)	699,234	$12.14	1,229,905
Equity compensation plans not approved by security holders (2)	16,975	N/A	209,310
Total	716,209		1,438,405

(1) Includes securities available for future issuance under the 2007 Incentive Stock Option Plan.
(2) The 16,975 represents shares actually issued to directors under the 1998 Directors Stock Award Plan. The 209,310 represents the shares available for future awards under the 1998 Directors Stock Award Plan.

Section 16(a) Beneficial Ownership Reporting Compliance of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own 10% or more of the registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  SEC regulations require that such directors, officers and 10% or more shareholders furnish the Company with copies of all Section 16(a) reports they file.  To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company all directors, officers or 10% shareholders complied with all Section 16(a) filing requirements during the fiscal year ended December 31, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Messrs. Birdwell, Brueggen, and Mueller, members of the Company’s Board of Directors, are also directors of American Safety Risk Retention Group, Inc. (“ASRRG”), a non-subsidiary affiliate, which is managed by American Safety Insurance Services, Inc., the Company’s principal U.S. program development, underwriting and administrative services subsidiary, on a fee-for-service basis.  This entity is consolidated with the Company for accounting purposes but, for purposes of independence analysis, is considered an affiliate of the Company.  American Safety Risk Retention Group, Inc. is a stock captive insurance company licensed in Vermont and is authorized to write liability insurance in all 50 states as a result of the federal Risk Retention Act. The directors of American Safety Risk Retention Group, Inc. are elected annually by its shareholder/insureds.  Additionally until December 31, 2007, Mr. Brueggen served as Senior Vice President of Finance of Anson Industries, Inc.  Mr. Weaver is Chief Executive Officer of Specialty Systems, Inc.  ASRRG, the non-subsidiary affiliate, provides insurance-related products and services to each of these entities in the ordinary course of business and may in the future continue to provide insurance-related products and services to these entities.
Mark Mueller, the brother of Thomas Mueller, a member of the Company’s Board of Directors, serves as an advisory director of the Company.

Pursuant to the Company’s Code of Business Conduct and Ethics, all “related party transactions” involving the Company, its subsidiaries or affiliates shall be approved in advance by (a) a majority of the independent members of the Company’s Board of Directors, or (b) a majority of the members of a committee of the Company’s Board of Directors consisting solely of independent directors, such as the Audit Committee or the Nominating and Corporate Governance Committee.  For purposes of this discussion, a “related party transaction” is one in which the Company is a participant and that, individually or taken together with related transactions, exceeds, or is reasonably likely to exceed, $50,000 in amount in any year and which any of the following individuals (a “covered person”) has a direct or indirect material interest:

1.	any director or executive officer;
2.	any nominee for election as a director;
3.	any security holder who is known by the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities; or
4.
any immediate family member of any of the foregoing persons, including any child; stepchild; parent; stepparent; spouse; sibling; mother-, father-, son-, daughter-, brother-, or sister-in-law; and any person (other than a tenant or employee) sharing the same household.

A material interest in a transaction shall not be deemed to exist when a covered person’s interest in the transaction results from (a) the covered person’s (together with his immediate family’s) direct or indirect ownership of less than a 10% economic interest in the other party to the transaction, and/or the covered person’s service as a director of the other party to the transaction, or (b) the covered person’s pro rata participation in a benefit received by him solely as a security holder.

A transaction shall be deemed to involve the Company if it involves a vendor or partner of the Company or any of its subsidiaries and relates to the business relationship between the Company or any of its subsidiaries and that vendor or partner.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended for inclusion in the Company’s Proxy Statement for the 2012 Annual General Meeting of Shareholders must be received at the offices of the Company, 31 Queen Street, Hamilton HM 11, Bermuda, not later than February 2, 2012. Any shareholder proposals received after this date will be considered untimely.

Shareholders who intend to present a proposal at the 2012 Annual General Meeting of Shareholders without inclusion of such proposal in the Company’s Proxy Statement, or who propose to nominate a person for election as a director at the 2012 Annual General Meeting of Shareholders, are required to provide notice of such proposal or nomination, containing the information required by the Company’s Bye-laws, to the Company at least 60 days prior to the scheduled date of the 2012 Annual Meeting of Stockholders. The 2012 Annual Meeting of Stockholders is tentatively scheduled for July 24, 2012.

OTHER MATTERS

At the time of the preparation of this Proxy Statement, the Company was not aware of any matters to be presented for action at the Annual General Meeting other than the Proposals referred to herein.  If other matters are properly presented for action at the Annual General Meeting, it is intended that the persons named as proxies will vote or refrain from voting in accordance with their best judgment on such matters.

The Company will provide to any shareholder, without charge, upon written request, a copy of the Annual Report on Form 10-K for fiscal year ended December 31, 2010, as filed with the SEC. Such request should be addressed to the offices of the Company, 31 Queen Street, Hamilton HM 11, Bermuda, Attention: Investor Relations.

ANNUAL REPORT

A copy of the Company’s 2010 Annual Report is being mailed to each shareholder together with this Proxy Statement.